UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 28, 2009
Affiliated Computer Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12665	51-0310342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
2828 North Haskell Avenue
 Dallas, Texas 75204
 (Address of principal executive offices, including zip code)
(214) 841-6111
 (Registrant’s telephone number including area code)
Not Applicable
 (Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 28, 2009, a Memorandum of Understanding was entered into between Affiliated Computer Services, Inc. (the “Company”) and the plaintiffs in the action captioned In Re Affiliated Computer Services Federal Derivative Litigation in the United States District Court for the Northern District of Texas, Master File No. 3:06-CV-1110-M (the “Texas Federal Derivative Action”).  The Memorandum of Understanding, which has been further documented by way of a formal Stipulation of Settlement, will, if finally approved by the federal court, effectively resolve the Texas Federal Derivative Action.  On May 6, 2009, the parties filed a Stipulation of Settlement and a Motion for Expedited Ruling, requesting the federal judge to grant preliminary approval of the settlement and to schedule a final approval hearing.  On May 8, 2009, the federal judge granted preliminary approval of the settlement and scheduled a final approval hearing for June 19, 2009.  The proposed settlement includes the dismissal of the Texas Federal Derivative Action, the waiver of the federal plaintiffs’ objection to the settlement of In Re Affiliated Computer Services, Inc. Derivative Litigation in the District Court of Dallas County, Texas, 193rd Judicial District (the “Texas State Derivative Action”), the release of all federal derivative claims in the Texas Federal Derivative Action, the payment of approximately $8.6 million in legal fees by the Company to the federal plaintiffs’ law firms, and the payment by the Company’s Directors’ and Officers’ insurance carriers of $30 million to the Company, of which $8 million of this amount was received in the second quarter of fiscal year 2009. An award of attorneys’ fees to the plaintiffs is not final until the court approves the settlement.

The Summary Notice of Proposed Settlement of Derivative Action, approved by the United States District Court for the Northern District of Texas, which describes shareholders’ rights in more detail, including the opportunity to object to the settlement, is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

99.1	Summary Notice of Proposed Settlement of Derivative Action

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFILIATED COMPUTER SERVICES, INC.

Date: May 11, 2009
	By:	/s/ Tas Panos

Name: Tas Panos
Title: EVP and General Counsel

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EXHIBIT INDEX

Exhibit
Number	Description

99.1	Summary Notice of Proposed Settlement of Derivative Action

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